Exhibit 23.3

CONSENT

CoStar Group, Inc. hereby consents to the use by Phillips Edison – ARC Shopping Center REIT Inc. in its Registration Statement on Form S-11, as amended, of the statements and data provided in the Registration Statement attributed to CoStar Group, Inc.

CoStar Group, Inc. 2 Bethesda Metro Center Bethesda, MD 20814

By:	/s/ Gregory P. Troast
Name: Gregory P. Troast
Title: Regional Manager

March 1, 2010